UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2014

Century Aluminum Company
(Exact name of registrant as specified in its charter)

Delaware	1-34474	13-3070826
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One S. Wacker Drive Suite 1000 Chicago, Illinois (Address of Principal Executive Offices)	60606 (Zip Code)
(312) 696-3101
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 23, 2014, Berkeley Aluminum, Inc. (“Berkeley”), a wholly owned subsidiary of Century Aluminum Company (the “Century”), entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Alumax Inc. (“Alumax”), a wholly-owned subsidiary of Alcoa Inc. (“Alcoa”), pursuant to which, upon closing, Century will acquire Alcoa’s 50.3% stake in the Mt. Holly aluminum smelter (“Mt. Holly”). Following closing, Century will own 100% of Mt. Holly.
Pursuant to the Stock Purchase Agreement, Berkeley has agreed to acquire all of the issued and outstanding shares of capital stock of Alumax of South Carolina Inc., a wholly owned subsidiary of Alumax (the “Target”), for $67.5 million in cash, subject to reduction for certain amounts owed by the Target to the Mt. Holly operating partnership and for certain post-employment retiree medical obligations of the Target (the “Acquisition”). The Acquisition is also subject to adjustments for working capital and a true-up process intended to place the parties in approximately the same economic position as they would have been in had the Acquisition closed on September 30, 2014. The Stock Purchase Agreement further provides for a post-closing cash payment by Berkeley to Alumax, or by Alumax to Berkeley, to be made following December 31, 2015 based on (i) changes in the midwest transaction price for aluminum between July 2, 2014 and December 31, 2015 and (ii) the aggregate cast house production of Mt. Holly from October 1, 2014 through December 31, 2015. The maximum amount of this post-closing cash payment by (i) Berkeley to Alumax is $22,500,00 and (ii) Alumax to Berkeley is $12,500,000. The Acquisition is expected to close in the fourth quarter of 2014 and is subject to customary closing conditions, including the receipt of all required third party consents and governmental approvals.
Century expects to pay for the Acquisition with available cash on hand and borrowings under its revolving credit facility. On October 23, 2014, Century entered into an amendment to its revolving credit facility (the “Credit Facility Amendment”), pursuant to which the participating banks consented to the Acquisition and revised certain covenants for a 120-day period following the Acquisition to permit the transaction. The amendment also increased Century’s letter of credit sub-facility from $80 million to $100 million.
Century has also entered into a Guarantee (the “Guarantee”) for the benefit of Alumax, pursuant to which Century has guaranteed full and prompt payment and performance, when due, of all amounts and obligations of Berkeley under the Stock Purchase Agreement. Similarly, Alcoa has agreed to guarantee full and prompt payment and performance, when due, of all amounts and obligations of Alumax under the Stock Purchase Agreement.
The descriptions of the Stock Purchase Agreement, the Guarantee and the Credit Facility Agreement set forth above are necessarily limited and are qualified in their entirety by reference to the full terms and conditions of the Stock Purchase Agreement and Guarantee, copies of which are filed as Exhibits 2.1, 2.2 and 10.1 to this Current Report on Form 8-K and which are incorporated herein by this reference.
The Stock Purchase Agreement contains representations and warranties by each of the parties to the Stock Purchase Agreement. These representations and warranties have been made solely for the benefit of the other party to the Stock Purchase Agreement and: (a) should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified by disclosures that were made to the other party in connection with the execution of the Stock Purchase Agreement, which disclosures are not necessarily reflected in the Stock Purchase Agreement; (c) may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and (d) were made only as of the date of the Stock Purchase Agreement or such other date or dates as may be specified in the Stock Purchase Agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Item 8.01. Other Events.
On October 23, 2014, the Company issued a press release announcing that Berkeley had entered into the Stock Purchase Agreement. The entire text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by this reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated October 23, 2014, by and between Berkeley Aluminum, Inc. and Alumax Inc.
2.2	Guarantee of Century Aluminum Company, dated October 23, 2014.
10.1
Third Amendment to Loan and Security Agreement, dated as of October 23, 2014, among Century Aluminum Company, Berkeley Aluminum, Inc., Century Aluminum of West Virginia, Inc., Century Aluminum of Kentucky General Partnership, NSA General Partnership and Century Aluminum Sebree LLC, as borrowers, and Wells Fargo Capital Finance, LLC, as agent and lender.

99.1	Press Release dated October 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTURY ALUMINUM COMPANY
Date:	October 23, 2014	By:	/s/ Jesse E. Gary
			Name: Title:	Jesse E. Gary Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated October 23, 2014, by and between Berkeley Aluminum, Inc. and Alumax Inc.
2.2	Guarantee of Century Aluminum Company, dated October 23, 2014.
10.1
Third Amendment to Loan and Security Agreement, dated as of October 23, 2014, among Century Aluminum Company, Berkeley Aluminum, Inc., Century Aluminum of West Virginia, Inc., Century Aluminum of Kentucky General Partnership, NSA General Partnership and Century Aluminum Sebree LLC, as borrowers, and Wells Fargo Capital Finance, LLC, as agent and lender.

99.1	Press Release dated October 23, 2014.